Coca-Cola USA
FOUNTAIN



November 13, 1997



Mr. Larry Hodges
President
Mrs. Field's Original Cookies, Inc.
462 West Bearcat Drive
Salt Lake City, Utah 84115



Dear Mr. Hodges:

This letter will constitute an amendment (the "Amendment") to that certain amended and restated marketing agreement between Mrs. Field's Original Cookies, Inc. ("MFOC") and Coca-Cola USA Fountain ("CCF") dated January 9, 1997 (the "Restated Agreement"). The capitalized terms contained in this Amendment will have the same meanings set forth in the Restated Agreement unless otherwise defined herein.

Effective as of the date of execution of this Amendment, the Restated Agreement is amended to reflect that the Term will end the later of December 31, 2002 or when the MFOC System has purchased the Volume Commitment of CCF's Fountain
Syrups, unless terminated earlier pursuant to the terms of the Restated Agreement. The Restated Agreement is further amended to reflect the fact that CCF forgives MFOC's repayment of the Unearned 1993 Funding which currently amounts to Five Hundred Four Thousand Dollars ($504,000). Accordingly, the second to the last sentence of Section 4 of the Restated Agreement is deleted in its entirety and the last sentence of such section is replaced by the following:
"Once the $600,000 advance has been earned, Company will begin to pay any additional funding earned by the MFOC System to MFOC on a quarterly basis, after the end of the three month period in which it is earned."


Except as specifically set forth above, the Restated Agreement and the terms and conditions thereof will remain in full force and effect for the remainder of the Term. From and after the date of execution of this Amendment, all references to the Restated Agreement shall be deemed to be references to the Restated Agreement as amended hereby.

Mr. Larry Hodges
November 13, 1997
Page 2



Sincerely,



Tom Moore   /s/ MES for LLM
Vice President, Field Sales



     Accepted and agreed to this day, of , 1997.

MRS. FIELD'S ORIGINAL COOKIES, INC.

By: /s/ Larry Hodges
      Larry Hodges, President
Date:
[LE972800 0031

David L. Kennedy

Coca- Cola USA

January 9. 1997



Mr. Larry Hodges, President
Mrs. Field's Original Cookies, Inc.
462 West Bearcat Drive
Salt Lake City,  Utah 84115



Dear Mr. Hodges:

This letter (the "Restated Agreement") will amend and restate the marketing agreement between Coca-Cola USA Fountain ("Company") and Mrs. Field's Cookies ("MFC") dated April 1. 1996 (the "Mrs. Field's Agreement") concerning the availability and promotion of Company's Fountain Beverages in Mrs. Field's Cookies outlets. The Mrs. Field's Agreement is being amended at this time due to the acquisition of MFC by a newly formed corporation, Mrs. Field's Original Cookies, Inc. ("MFOC"). MFOC has also acquired Hot Sam Companies, Inc. ("Hot Sam") and The Original Cookie Company, Inc. ("TOCC"), and this Restated Agreement will also apply to the outlets previously owned by those companies. Accordingly, the agreement dated July 12. 1993 among Company and Hot Sam and TOCC (the "TOCC Agreement") is hereby superseded in its entirety. The parties specifically acknowledge and agree that certain funding paid under the TOCC Agreement remains unearned as of the execution of this Restated Agreement and that Company's right to recover any portion of the unearned amount will hereafter be governed by the provisions of this Restated Agreement. This Restated Agreement will also supersede all prior oral and written agreements or proposals between the parties governing the subject matter of this Restated Agreement.

This Restated Agreement will apply to all outlets located in the continental United States that are owned by MFOC and in which Fountain Beverages are served (the "Corporate Outlets"), without regard to the trade name under which they are operated. It will also apply to all MFOC outlets within the continental United States that are owned by franchisees (the "Franchised Outlets"). The Corporate and Franchised Outlets together are referred to as the "MFOC System" or the "System Outlets".

If at any time during the Term MFOC opens or acquires additional outlets in which Fountain Beverages are served, or authorizes additional Franchised Outlets, the terms of this Restated Agreement will apply to those outlets unless they are already governed by another

Mr. Larry Hodges
January 9, 1997
Page 2




     agreement with Company that is validly assigned to MFOC as part of the acquisition. Nothing in this Restated Agreement, however, will be construed to require MFOC to sell Company's products in any outlets acquired after the execution of this Restated Agreement in which such sale would constitute a breach of a pre-existing binding and enforceable contract with another post-mix supplier. Upon the expiration of any such pre-existing contract, MFOC shall make Company's products available in such acquired outlets pursuant to the terms of this Restated Agreement, if mutually agreed upon by the parties. If the parties do not mutually agree that the terms of this Restated Agreement will apply to those acquired outlets, MFOC will grant Company the opportunity to present a marketing program for those acquired outlets and agrees not to accept an offer from a competitor of Company with respect to those outlets without first communicating such offer to Company and allowing Company the first right of refusal.


When used in this Restated Agreement, the term "Beverages" means all soft drinks and other non-alcoholic waters, sports drinks, frozen beverages, juices, punches, ades and iced teas, whether carbonated or non-carbonated, but does not include coffee or tea brewed on the premises, juice freshly squeezed on the premises, or any dairy products. The term "Fountain Beverages" means all Beverages prepared from syrup, powder or concentrate and dispensed on the premises from post-rnix or frozen Beverage dispensers, bubblers and the like. The term "Bottle/Can Beverages" means all Beverages packaged in bottles, cans or other containers, excluding only those Beverages defined as Fountain Beverages. "Fountain Syrup(s)" means the syrup required to produce the finished Fountain Beverages.

The marketing program described In this Restated Agreement has been offered to MFOC in response to current competitive conditions to afford Company the opportunity to continue to provide Fountain Beverages on a competitive basis to the MFOC System. Further, the collective program described herein represents the entire program to be provided to the MFOC System by Company during the Term, and is in lieu of any other generally available program(s).

In consideration of MFOC's agreement to serve and promote Company's Fountain Beverages to consumers in the Corporate Outlets, and to cause the Franchised Outlets to serve and promote Company's Fountain Beverages, and the other mutual promises set forth in this Restated Agreement, the parties agree as follows:

                               MARKETING AGREEMENT
                                                          Pretzel Time, Inc.
                                                           November 13, 1997



SCOPE OF MARKETING AGREEMENT

The parties to this Marketing Agreement are Pretzel Time, Inc. ("PTI") and Coca-Cola USA Fountain ("CCF"). This Agreement will apply to all outlets where Fountain Beverages are served that are owned or operated by PTI, including any outlets that are opened after this Agreement is signed. This Agreement will also apply to outlets acquired by PTI, unless those outlets are already governed by an agreement with CCF and that agreement is validly assigned to PTI as part of the acquisition. This Agreement will not apply to any outlets outside the fifty United States, and may not be assigned to a third party without CCF's approval. All outlets to which this Agreement applies are referred to as "Covered
Outlets." Once signed, this Marketing Agreement will supersede all prior oral and written agreements between the parties relating to the marketing program provided by CCF.


TERM

This Agreement will go into effect as of the first day of the month in which it is signed and will continue for a period of five (5) years or until PTI has purchased its Volume Commitment of CCF's Fountain Syrups, whichever occurs last. When used in this Agreement, the term "Year" means each consecutive twelve-month period during the Term, beginning with the first day of the Term.

BEVERAGE AVAILABILITY

The term "Beverage" means all soft drinks and other non-alcoholic waters, sports drinks, frozen beverages, juices, juice drinks, punches, ades, bar mixers and iced teas, whether carbonated or non-carbonated, with the exception of fresh squeezed lemonade, tea or coffee brewed on the premises and dairy beverages. "Fountain Beverages" are those Beverages that are dispensed from post-mix, pre-mix or frozen beverage dispensers, bubblers, or similar equipment. The term "Fountain Syrup" means the post-mix syrup used to prepare Fountain Beverages, but does not include other forms of concentrate, or syrup for frozen Beverages that is purchased from a full service supplier of frozen Beverages to which CCF provides promotional funding.


PTI will serve in each Covered Outlet a core brand set of Fountain Beverages that consists of Coca-Cola classic, diet Coke and Sprite, and the remaining products will be jointly selected by Customer and CCF. CCF's Fountain Beverages will be the only Fountain Beverages served in the Covered Outlets.


PTI recognizes that the sale of competitive Beverages in bottles, cans, or other packaging would diminish the product availability rights given to CCF, and therefore also agrees not to serve competitive Beverages in bottles, cans or other packaging in the Covered Outlets. LE972800.086

VOLUME COMMITMENT

PTI agrees to purchase 825,000 gallons of CCF's Fountain Syrup during the Term. This Term Volume Commitment will be increased by CCF if PTI opens additional Covered Outlets or acquires additional outlets to which the Marketing Agreement will apply. Projected annual volume is currently 165,000 gallons.


MARKETING PROGRAM

The following marketing programs will be provided to assist PTI in maximizing the sale of Fountain Beverages in the Covered Outlets:

Conversion Fund. The amount of the fund is determined by multiplying One Dollar ($1.00) by documented volume of competitive Fountain Syrup purchased by PTI in the year preceding the effective date of this Agreement. The purpose of the fund is to offset costs associated with the conversion to CCF brands. Funding is provided in return for PTI's commitment to serve CCF's Fountain Beverages in the Covered Outlets throughout the Term, and will be paid when this Agreement is signed.

Promotional Support Funds.

Funding is earned at the rate of One Dollar and sixty-five cents ($1.65) for each gallon of CCF's Fountain Syrups that PTI purchases. To qualify for this fund Customer must fulfill the following performance criteria:

        3. List the available CCF Fountain Beverages, along with their refill prices, and display approved versions of the related trademarks on the menu boards of all Covered Outlets; and

     3. Participate in the development and implementation of two (2) mutually agreed upon brand development activities each Year; and

        3. Participate in the development and implementation of at lease three (3) mutually agreed upon promotions to be conducted on an ongoing basis each Year. These promotions may include the use of Coke To Go cups, "before 11 a.m." hot pricing promotions, combo meal promotions and permanent refill pricing; and

        4. Display in each Covered Outlet a mutually agreed upon neon sign bearing approved versions of CCF's trademarks; and

     5. Utilize a cap set comprised of 16, 20 and 32 ounce cups and a 44 ounce promotional Coke To Go cup.


Upon execution of this Agreement, CCF will advance to PTI the sum of Two Hundred Seventy-Two Thousand Two Hundred Fifty Dollars ($272,250) which sum represents a portion of the Promotional Support Funds CCF anticipates that PTI will earn during the Term. After such time as PTI has earned this advance (i.e., after PTI has purchased 165,000 gallons of CCF's Fountain Syrups and fulfilled the applicable performance requirements), Promotional Support Funds will be paid quarterly, at the end of the three (3) month period in which they are earned.


EOUIPMENT PROGRAM

CCF will provide for PTI's use the equipment owned by CCF that is currently installed in the Covered Outlets. In addition, for each new Covered Outlet opened during the Term, CCF will provide an equipment package consisting of the following: one (1) six valve drop-in dispenser. one (1) carbonator, one (1) regulator, six (6) Bag-in-Box pumps and one (1) Bag-in-Box rack.

The equipment is provided by CCF subject to the terms and conditions of CCF's standard lease agreement, but no lease payment will be charged. A copy of the standard lease agreement is attached hereto as Exhibit A and is made a part of this Agreement, except as specifically changed by this Agreement.

SERVICE PROGRAM

Each Covered Outlet may use CCF's Service Network without charge for up to three
(3) regular mechanical repair calls per Year. These calls are calculated on a per outlet basis and may not be aggregated. Parts required for these repair calls that are valued at no more than Fifteen Dollars ($15) will also be provided without charge.

PTI will be invoiced for the cost of other types of service calls or for regular mechanical repair calls in excess of those available under this program.

TERMINATION

Once this Agreement is signed by both parties, it may be terminated before the scheduled expiration date only in the following circumstances:


         (i) Either party may terminate this Agreement if the other party fails to comply with a material term or condition hereof and does not remedy the failure within ninety (90) day's after receiving written notice (the "Cure Period"). Termination will be effective thirty (30) days after the end of the Cure Period.

        (ii) CCF may terminate the Agreement if there is a transfer of a substantial portion of the stock or assets of PTI that is not in the ordinary course of business.


If this Agreement is terminated before its expiration date, PTI must return any dispensing equipment owned by CCF. Additionally, PTI will pay the following sums at the time of termination:


     a. Any pre-paid but unearned Promotional Support Funds.

     b. Damages calculated at the rate of eighty cents ($0.80) for each gallon by which PTI fails to meet its Term Volume Commitment.

     c. The unamortized portion of the cost of installation, and the entire cost of refurbishing and removal of all equipment owned by CCF that was installed less than five years before termination.

        d. Interest on the the sums due to CCF at the rate of one percent per month, accrued.
                  in the case of sums due under the subparts a and b above, from the date the Agreement as signed and, in the case of sums due under subpart c above. from the date costs were incurred.



This list of damages is not intended to restrict the right of either party, to pursue other remedies or damages if the other party breaches the terms of this Agreement.



DISPUTE RESOLUTION

If a dispute arises out of or relates to this Agreement or the breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to attempt to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration brought under the terms of this agreement shall be conducted in the following manner: Company shall appoint one person as an arbitrator and Customer shall appoint one person as an arbitrator. The two arbitrators so chosen shall select a third impartial arbitrator within ten (10) days of the date on which the second arbitrator is selected. If the arbitrators selected by the parties are unable or fall to agree upon the third arbitrator, such arbitrator shall be selected by the American Arbitration Association. The three arbitrators shall determine all questions presented to them by majority vote. The decision of a majority of the arbitrators shall be final and conclusive on the parties hereto.


CONFIDENTIALITY

Neither party shall disclose to any third party without the prior written consent of the other party any information concerning this Agreement or the contemplated transaction, except for disclosure to any employees, attorneys, accountants and consultants involved in assisting with the negotiation and closing of the contemplated transaction, or unless such disclosure is required by law.





ADDITIONAL TERMS

Authorization. Each party represents and warrants that it has the unrestricted right and is authorized to enter into this Agreement and to perform the obligations required of it under this Agreement.


Offset. CCF will not be obligated to pay to PTI any of the funding that would otherwise be payable pursuant to this Agreement to the extent that PTI is in default under CCF's credit terms or on any financial obligation to CCF, and CCF may offset any arrearage against funding that would otherwise be payable to PTI under this Agreement.


Force Majeure. Either party is excused from performance under this Agreement if such nonperformance results from any acts of God, strikes, war, riots, acts of governmental authorities, shortage of raw materials or any other cause outside the reasonable control of the nonperforming party.
                       I

Notices. All notices to be given under this Agreement must be in writing and mailed by registered or certified mail, return receipt requested, postage prepaid, to the other party at the following address:

If to PTI:             Larry Hodges
                       Pretzel Time, Inc.
                       462 West Bearcat Drive
                       Salt Lake City, Utah 84115

If to CCF:             Area Vice President
                       Coca-Cola USA Fountain
                       6700 Antioch, Suite 4250
                       Merriam, KS 66204

With a copy to:        Linda L. Milfred
                       Counsel
                       Coca-Cola USA Fountain
                       One Coca-Cola Plaza
                       Atlanta, Georgia 30313

Trademarks. Neither party shall make use of any of the other party's trademarks or logos without the prior written consent of that party, and all use of such trademarks shall inure to the benefit of the trademark owner.

Acquisition of PTI. CCF may terminate the Agreement if a controlling interest in the stock or assets of PTI is acquired by or merged with a third party. In the event that a controlling interest in PTI's stock or assets is acquired by or merged with a third party and CCF does not elect to terminate this Agreement. PTI shall elect either to (i) have the acquiring party ratify this

Agreement and assume all of PTI's obligations under this Agreement, or (ii) pay to CCF all of the damages associated with early termination of the Agreement specified in "Termination" above. If the acquiring party ratifies this Agreement and assumes PTI's obligations hereunder and is subject to another agreement with CCF that is applicable to acquired outlets, the parties will mutually determine which agreement will govern the acquired outlets. This Agreement shall not be otherwise assignable without the express written consent of CCF. If at any time during the term PTI divests any Covered Outlets or terminates any franchise agreements, PTI agrees to provide CCF with sufficient notice of such event to allow CCF to protect its property interests.



     Agreed to this day of , 1997.

PRETZEL TIME, INC.                                  COCA-COLA USA FOUNTAIN

By:/s/Larry Hodges                                   By:  /s/Tom Moore
                                                             Tom Moore
 Larry Hodges,  President                           Vice President, Field Sales

                                    Exhibit A
                                 Lease Agreement